Exhibit 5.1
ANDREWS KURTH LLP
ATTORNEYS
600 travis, suite 4200
houston, texas 77002
713.220.4200 Phone
713.220.4285 Fax
andrewskurth.com
June 15, 2006
Apache Corporation
2000 Post Oak Blvd., Suite 100
Houston, TX 77056-4400
Ladies and Gentlemen:
     We are rendering this opinion in our capacity as special counsel for Apache Corporation, a Delaware corporation (“Apache”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed on or about this date by Apache under the Securities Act of 1933, as amended, and relating to 50,000 shares of Apache’s common stock, par value $0.625 per share (“Apache Common Stock”), issued under the agreement described in the Registration Statement (the “Plan”).
     In connection therewith, we have examined the Registration Statement, the corporation proceedings with respect to the offering of shares, and such other documents and instruments as we have deemed necessary or appropriate for the expression of the opinion contained herein.
     We have relied upon certificates of public officials and certificates and statements of officers of Apache as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. We have not independently verified any factual matter relating to this opinion.
     On the basis of our foregoing, and having due regard for such legal considerations that we have deemed relevant, it is our opinion that the 50,000 shares of Apache Common Stock to be registered have been duly authorized by Apache, and when issued in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable.
     The opinions set forth above are limited in all respects to matters of Texas law and to the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws).

Apache Corporation
June 15, 2006

     We consent to the inclusion of this letter as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued thereunder. Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time as the Registration Statement becomes effective.
Very truly yours,
/s/ Andrews Kurth LLP
Andrews Kurth LLP